Exhibit 99.1

News Release

For Immediate Release

TearLab Corporation Reports Q3-14 Financial Results

San Diego, CA —November 5, 2014 — TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the third quarter ended September 30, 2014. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended September 30, 2014, TearLab’s net revenues were $5.2 million, up 24% from $4.2 million for the same period in 2013 and an increase of 5% sequentially from $5.0 million in the previous quarter. A net 118 TearLab® Osmolarity systems were added to the Company’s installed base in the third quarter. Of those, 50 systems were under the Company's Masters Multi Unit Program, 21 were through its minimum use access programs, 2 were direct purchases and 45 were purchased outside of the U.S.

The following table sets out the annualized revenue per U.S. device and account analysis for the 2014 second quarter:

	Active	Active	Annualized Revenues	Annualized Revenues
Program	Devices	Accounts	Per Device	Per Account
Purchased	256	223	$2,009	$2,306
Use	810	746	$11,960	$12,986
Masters	1,763	252	$4,849	$33,926
Total:	2,829	1,221

The Company’s net loss for the three months ended September 30, 2014 was approximately $5.8 million, or $0.17 per share on a non-diluted basis. This included approximately $0.3 million in non-cash income related to the revaluation of warrants issued in June 2011. In last year’s third quarter, the net loss was $4.2 million, or $0.13 per share. This included approximately $0.4 million in non-cash expense related to the revaluation of warrants issued in June 2011.

As of September 30, 2014, TearLab had $20.7 million in cash and cash equivalents.

“The third quarter is historically a seasonally weaker period in the eye care industry and, while our revenues continued to grow, we were not able to capture the full benefit from the changes we started to make at the beginning of the year,” commented Elias Vamvakas, TearLab's Chief Executive Officer. “Moving forward, we remain confident that we are on the right track and continue to be very excited about the growth opportunity we see ahead of us."

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, November 5, at 4:30pm Eastern Time at 877-303-1593. The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section. For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation # 24885271 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding our 2014 revenue expectations, our plans for executing our marketing strategy and building a salesforce, the future potential of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, expected to be filed with the SEC on or around November 6, 2014. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:

Stephen Kilmer

(905) 906-6908

skilmer@tearlab.com

TearLab Corp.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in U.S. dollars except number of shares)

(Unaudited)

(in thousands except number of shares and loss per share)

	Three months ended
	September 30,
	2014	2013

Revenue	$5,212	$4,207
Cost of goods sold	2,726	2,277
Gross profit	2,486	1,930
Operating expenses
General and administrative	3,485	1,859
Clinical , regulatory and research & development	586	255
Sales and marketing	4,147	3,341
Amortization of intangible assets	382	304
Total operating expenses	8,600	5,759
Loss from operations	(6,114)	(3,829)

Other income (expense)	329	(411)
Net loss and comprehensive loss	$(5,785)	$(4,240)
Weighted average shares outstanding - basic	33,588,734	31,913,521
Loss per share – basic	$(0.17)	$(0.13)
Weighted average shares outstanding - diluted	33,711,814	31,913,521
Loss per share – diluted	$(0.18)	$(0.13)

TearLab Corp.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in U.S. dollars except number of shares)

(Unaudited)

(in thousands except number of shares and loss per share)

	Nine months ended
	September 30,
	2014	2013

Revenue	$14,422	$10,207
Cost of goods sold	7,391	5,822
Gross profit	7,031	4,385
Operating expenses
General and administrative	10,203	5,922
Clinical , regulatory and research & development	1,768	685
Sales and marketing	11,900	9,136
Amortization of intangible assets	1,080	911
Total operating expenses	24,951	16,654
Loss from operations	(17,920)	(12,269)

Other income (expense)	1,138	(12,568)
Net loss and comprehensive loss	$(16,782)	$(24,837)
Weighted average shares outstanding - basic	33,574,846	29,960,835
Loss per share – basic	$(0.50)	$(0.83)
Weighted average shares outstanding - diluted	33,725,555	29,960,835
Loss per share – diluted	$(0.53)	$(0.83)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. dollars except par values and share amounts)

( in thousands)

	September 30, 2014	December 31, 2013

ASSETS
Current assets
Cash and cash equivalents	$20,744	$37,778
Accounts receivable, net	3,064	3,524
Inventory, net	3,541	885
Prepaid expenses	772	689
Other current assets	7	10
Total current assets	28,128	42,886

Fixed assets, net	4,352	3,429
Patents and trademarks, net	87	108
Intangible assets, net	3,978	3,494
Other non-current assets	53	40
Total assets	$36,598	$49,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,754	$631
Accrued liabilities	3,800	3,844
Deferred rent	144	67
Obligations under warrants	399	4,047
Total current liabilities	6,097	8,589

Exchange right	250	—

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 33,588,734 issued and outstanding at September 30, 2014 and 65,000,000 authorized, 33,288,701 issued and outstanding at December 31, 2013	34	33
Additional paid-in capital	482,836	477,172
Accumulated deficit	(452,619)	(435,837)
Total stockholders’ equity	30,251	41,368
Total liabilities and stockholders’ equity	$36,598	$49,957